Black Creek Diversified Property Fund Inc. 8-K
Exhibit 99.1

BLACK CREEK DIVERSIFIED PROPERTY FUND
PROVIDES THIRD QUARTER 2017 PORTFOLIO UPDATE

On September 1, 2017, we amended our charter and restructured our outstanding share classes as part of a broader restructuring (the "Restructuring").1
0.70% total shareholder return for the quarter; 4.65% total shareholder return for the last twelve months. 2
Acquired (i) one industrial property in East Bay, CA for $16.2 million and (ii) one industrial property in Las Vegas, NV for $24.5 million.
Entered into one mortgage note borrowing for $98.6 million with an interest rate spread of 2.25% over one-month LIBOR.
Sold one industrial property in Dallas, TX for $7.7 million.
DENVER - November 13, 2017 - Black Creek Diversified Property Fund Inc. (“DPF”), a public reporting NAV REIT (NASDAQ: ZDPFDX; ZDPFEX; ZDPFIX; ZDPFSX; ZDPFTX) reported results today for the third quarter ended September 30, 2017.
Total Shareholder Return
Total shareholder return, which represents the compound annual rate of return assuming reinvestment of all dividend distributions before the impact of up-front sales commissions and dealer manager fees and ongoing class-specific expenses as of September 30, 2017, was as follows for the indicated timeframe:

•	Quarter ended September 30, 2017: 0.70%

•	Year-to-date ended September 30, 2017: 2.14%

•	Twelve months ended September 30, 2017: 4.65%

•	Three years ended September 30, 2017 (annualized): 6.73% (21.60% cumulative)

•	Since NAV share class inception[3] (annualized): 7.49% (43.54% cumulative)
Class T, Class S, and Class D shareholders had lower total returns than those set forth above due to upfront sales commissions, upfront dealer manager fees and/or class-specific expenses. As part of the Restructuring, our Class A and Class W shares were changed to Class T and Class D shares, respectively, and a new class of common stock called Class S shares were created.1
Portfolio Overview
As of September 30, 2017, DPF’s portfolio consisted of 53 operating properties located in 20 geographic markets in the United States, aggregating to approximately 8.6 million square feet. As of September 30, 2017, DPF’s real property portfolio was approximately 89.5% leased to approximately 500 tenants. These properties had an estimated fair value of approximately $2.3 billion (calculated in accordance with DPF’s valuation procedures), including:

•	16 office properties located in 13 geographic markets, aggregating approximately 3.4 million net rentable square feet, with an aggregate fair value amount of approximately $1.2 billion;

1. For a description of the changes made as part of our Restructuring, please refer to "Note 1. Organization" in Part I, Item 1 of our Quarterly Report on Form 10-Q for the period ended September 30, 2017.
2. All returns figures exclude the impacts of up-front sales commissions and dealer manager fees and ongoing class-specific expenses.
3. Measured from September 30, 2012. Investors in our fixed price offering prior to NAV inception are likely to have a lower total return.

•	33 retail properties located in nine geographic markets, aggregating approximately 3.8 million net rentable square feet, with an aggregate fair value amount of approximately $1.0 billion; and

•	Four industrial properties located in four geographic markets, aggregating approximately 1.4 million net rentable square feet, with an aggregate fair value amount of approximately $86.6 million.
DPF’s leverage ratio, based on the fair value of its investments, was 50.5% as of September 30, 2017. The weighted average stated interest rate of DPF’s borrowings was 3.4% as of September 30, 2017.
Financial Results for the Three and Nine Months Ended September 30, 2017
Net loss according to generally accepted accounting principles (“GAAP”) for the quarter ended September 30, 2017 was $2.1 million, or $0.01 per basic and diluted share. This compares to a GAAP net income for the quarter ended September 30, 2016 of $3.3 million, or $0.02 per basic and diluted share.
GAAP net income for the nine months ended September 30, 2017 was $8.1 million or $0.04 per basic and diluted share. This compares to GAAP net income for the nine months ended September 30, 2016 of $51.7 million or $0.29 per basic and diluted share.
NAREIT-defined funds from operations (“FFO”), a non-GAAP financial measure, for the quarter ended September 30, 2017 was $14.1 million or $0.09 per basic and diluted share. This compares to FFO for the quarter ended September 30, 2016 of $23.3 million or $0.14 per basic and diluted share.
FFO for the nine months ended September 30, 2017 was $51.8 million or $0.33 per basic and diluted share. This compares to FFO for the nine months ended September 30, 2016 of $69.6 million, or $0.40 per basic and diluted share.
See the following section entitled "Non-GAAP Supplemental Financial Measure" for a reconciliation of this non-GAAP financial measure to net income attributable to common stockholders and further discussion of the use of non-GAAP financial measures.
Portfolio and Leasing Summary
During the third quarter, net operating income for all operating properties that we acquired prior to January 1, 2016 and owned through September 30, 2017 ("Same-Store NOI") decreased 5.2% compared to the quarter ended June 30, 2017, and decreased 14.3% when compared to the same quarter in 2016. The decrease in Same-Store NOI was primarily a result of (i) the expiration of our lease with Sybase Inc. ("Sybase") in January 2017, a 405,000 square foot lease with our second largest tenant as of December 31, 2016 and (ii) the early termination of our 62,000 square foot lease with HotWire, Inc. in April 2017. We simultaneously, entered into a lease to backfill the majority of the Hotwire, Inc. vacancy with another tenant; however, that lease does not commence until the fourth quarter of 2017. Excluding Sybase, Same-Store NOI decreased 2.5% when compared to the same quarter in 2016.
When GAAP adjustments are excluded, Same-Store NOI decreased 5.5% compared to the quarter ended June 30, 2017, and decreased 16.1% when compared to the same quarter in 2016. When Sybase and GAAP adjustments are excluded, Same-Store NOI decreased 5.6% compared to the quarter ended June 30, 2017 and decreased 1.1% when compared to the same quarter in 2016.
During the third quarter, DPF signed 53 leases for approximately 443,000 square feet. On a comparable space basis, DPF signed 31 leases for approximately 242,000 square feet. The average growth in rents, on a GAAP basis, for the comparable leases signed in the third quarter was 18.5%. For the twelve months ended September 30, 2017, DPF signed 168 leases for approximately 1.3 million square feet. On a comparable basis, DPF signed 115 leases for approximately 824,000 square feet during the twelve months ended September 30, 2017. The average growth in rents, on a GAAP basis, for the comparable leases signed in the last twelve months was 32.2%.
The overall portfolio percentage leased was 89.5% as of September 30, 2017, compared to 86.9% on June 30, 2017 and 91.5% on September 30, 2016. Same-store percentage leased was 89.1% at September 30, 2017, compared to 87.9% at June 30, 2017 and 93.9% at September 30, 2016.

Non-GAAP Supplemental Financial Measure
DPF computes its financial results in accordance with GAAP. Below, DPF has provided reconciliations of FFO and net operating income ("NOI"), which are both non-GAAP supplemental financial measures, to the most directly comparable GAAP measures (amounts in thousands, except per share information). For more information about FFO and NOI, including why management believes such measures provide useful information, please see the Portfolio Performance and Operational Review furnished with this press release on Form 8-K filed with the SEC on November 13, 2017, available on DPF’s website, www.blackcreekdiversified.com, and the SEC’s website, www.sec.gov.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of net earnings to FFO:
Net (loss) income attributable to common stockholders	$(1,960)	$2,965	$6,506	$46,864
Add (deduct) NAREIT-defined adjustments:
Depreciation and amortization expense	16,927	19,989	53,661	60,022
Gain on sale of real property	(670)	(2,095)	(11,022)	(43,495)
Impairment of real estate property	—	2,090	1,116	2,677
Noncontrolling interests’ share of net (loss) income	(185)	353	1,591	4,826
Noncontrolling interests’ share of FFO	(1,081)	(1,719)	(4,018)	(6,298)
FFO attributable to common shares-basic	13,031	21,583	47,834	64,596
FFO attributable to dilutive OP Units	1,100	1,668	3,923	5,002
FFO attributable to common shares-diluted	$14,131	$23,251	$51,757	$69,598
FFO per share-basic and diluted	$0.09	$0.14	$0.33	$0.40
Weighted average number of shares outstanding
Basic	139,925	158,688	144,998	161,274
Diluted	151,739	170,952	156,918	173,760

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Reconciliation of net (loss) income attributable to common stockholders to NOI
Net (loss) income attributable to common stockholders	$(1,960)	$6,805	$2,965	$6,506	$46,864
Debt-related income	(194)	(229)	(235)	(654)	(710)
Real estate depreciation and amortization expense	16,927	18,798	19,989	53,661	60,022
General and administrative expenses	2,760	2,024	2,234	7,034	7,192
Advisory fees, related party	3,274	3,451	3,681	10,215	11,118
Acquisition-related expenses	—	—	136	—	661
Impairment of real estate property	—	1,116	2,090	1,116	2,677
Other expense and (income)	664	89	(2,308)	862	(2,297)
Interest expense	11,346	10,163	10,011	31,193	31,394
Gain on extinguishment of debt and financing commitments	—	—	—	—	(5,136)
Gain on sale of real property	(670)	(10,352)	(2,095)	(11,022)	(43,495)
Net (loss) income attributable to noncontrolling interests	(185)	1,610	353	1,591	4,826
Total NOI	$31,962	$33,475	$36,821	$100,502	$113,116
Less: 2016/2017 Acquisitions/Dispositions	(1,436)	(1,290)	(1,187)	(3,953)	(5,019)
Total same store real property NOI	$30,526	$32,185	$35,634	$96,549	$108,097
Reconciliation of Total NOI to NOI - cash basis
Total NOI	$31,962	$33,475	$36,821	$100,502	$113,116
Net amortization of above- and below-market lease assets and liabilities, and other non-cash adjustments to rental revenue	(706)	(704)	(122)	(1,964)	(663)
Straight line rent	109	238	296	464	742
NOI - cash basis	$31,365	$33,009	$36,995	$99,002	$113,195
Less: 2016/2017 Acquisitions/Dispositions	(1,317)	(1,200)	(1,165)	(3,641)	(5,102)
Total same store real property NOI - cash basis	$30,048	$31,809	$35,830	$95,361	$108,093

About Black Creek Diversified Property Fund
Black Creek Diversified Property Fund is a public reporting NAV vehicle based in Denver, CO that invests in a diversified portfolio of commercial real estate assets. DPF owned 53 properties totaling approximately 8.6 million square feet in 20 geographic markets as of September 30, 2017. More information is available at www.blackcreekdiversified.com.
Forward-Looking Information
This material may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect(s),” “could,” “should,” and “continue” and similar statements are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results that are materially different than those described in the forward-looking statements. Black Creek Diversified Property Fund cannot give assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Black Creek Diversified Property Fund’s expectations include, but are not limited to, the uncertainty of funding Black Creek Diversified Property Fund’s future capital needs, delays in the acquisition, development, and construction of real properties, changes in economic conditions generally and the real estate and securities markets specifically, and other risks detailed from time to time in Black Creek Diversified Property Fund’s Securities and Exchange Commission reports, particularly (i) the section entitled "Risk Factors" in our Post-Effective Amendment No. 10 to our Registration Statement on Form S-11 (File No. 333-197767), filed with the Securities and Exchange Commission (the "Commission") on September 1, 2017, available at www.sec.gov, and updates the risk factors under the same heading in our Annual Report on Form 10-K; and (ii) Part II, Item 1A of our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2017. Such forward-looking statements pertain only as of the date of this press release. Black Creek Diversified Property Fund expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Black Creek Diversified Property Fund’s expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.
Contact
Eric Paul
Black Creek Group
(303) 228-2200